Toni Perazzo
Chief Financial Officer
(650) 340-1888 FOR IMMEDIATE RELEASE


            AEROCENTURY CORP. REPORTS RESULTS FOR THE SECOND QUARTER


         (BURLINGAME, CA), July 29, 2003 -- AeroCentury Corp. (ASE:ACY), an independent aircraft leasing company, today reported results for second quarter 2003.

         For the quarter ended June 30, 2003, the Company reported revenues of $2.2 million as compared to revenues of $2.3 million for the same period a year ago. The 2003 quarter revenues are lower than 2002 primarily because of the combined effect of lower lease rates for aircraft re-leased during 2003 and aircraft off-lease during the quarter. These decreases were only partially offset by increased operating lease revenue from aircraft purchased in late 2002 and the re-lease during the quarter of several aircraft which had been off lease in 2002.

         For the six months ended June 30, 2003, AeroCentury reported revenues of $4.7 million compared with revenues of $4.5 million for the first six months of 2002. Revenues for the 2003 period are higher primarily because of an increase in operating lease revenue from aircraft purchased during the second half of 2002 and from the re-lease of aircraft which had been off-lease during 2002. These increases were partially offset by a decrease in operating lease revenue resulting from lower overall lease rates and aircraft off-lease during 2003.

         The Company incurred a net loss under generally accepted accounting principles of ($1,591,000) or ($1.03) per diluted share for the second quarter of 2003 versus net income of $265,000 or $0.17 per diluted share in the same quarter a year ago. The Company had a net loss for the first six months of 2003 of ($1,416,000) or ($0.92) per diluted share compared with net income of $565,000 or $0.37 per diluted share for the first six months of 2002.

         As previously announced on July 7, 2003, the Company declared a default under its leases for two deHavilland Dash-7 aircraft with a Haitian regional air carrier. Due to this action, during the second quarter, the Company has written off the entire operating lease revenue receivable, a guaranteed obligation to a third party vendor and uncollected maintenance reserves, all related to the Haitian default. In addition, the Company has included in maintenance expense for the quarter the estimated cost of repairs necessary to make the two deHavilland aircraft as well as a previously returned Shorts SD 3-60 aircraft ready for re-lease or re-sale. The Company has included in the second quarter a pre-tax loss of ($2,326,700), reflecting the combined negative effect of the items above. During the second quarter, the Company also recognized a $150,000 allowance for doubtful accounts against accrued rent and estimated maintenance work being performed in connection with the end-of-lease return of an aircraft from a Brazilian regional air carrier.

                                                                     (more)

         Excluding the effect of the quarterly charges related to the defaulted Haitian leases and the allowance for doubtful accounts discussed above, the Company's pro-forma net income would have been $21,000 or $0.01 per diluted share. The Company believes that shareholders will find this comparative information important in discerning the operating results and financial condition of the Company's ongoing core business activity.

         The net loss for the quarter has caused the Company to be out of compliance with a financial covenant under its revolving credit facility. The Company, which recently received a sixty-day extension of its revolving credit line facility from its lenders, is discussing with its agent bank for the credit facility a waiver of that covenant as well as the terms of a new two-year line of credit.

         "We are obviously disappointed to report our first quarterly loss as a publicly-traded company," said Neal Crispin, President of AeroCentury. "The events described above overshadow the strength of our core business. Despite these setbacks, we remain convinced that the regional air carrier market will continue to offer attractive opportunities."

         AeroCentury is an aircraft operating lessor and finance company specializing in leasing regional aircraft and engines utilizing triple net leases. The Company's aircraft and engines are on lease to regional airlines and commercial users worldwide.


This release includes forward-looking statements including ongoing discussions for an immediate waiver of a financial covenant under the Company's credit facility, the continuance of negotiations for extension of the revolving credit facility, and the continuing availability of attractive opportunities in the regional air carrier market. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statement. These risks include, but are not limited to, the availability of aircraft debt financing in the lending market on terms reasonable to the Company; the effect of worsening economic conditions internationally or in regions where the Company's lessees are located; events or circumstances, including terrorist attacks or other geopolitical events, that may negatively affect the regional air carrier market; the condition of the aircraft and/or airline industry; and changes in the valuation of the Company's collateral. The forward-looking statements and reasons why results may differ reflect the management's point of view only as of the date hereof. There is no assurance that the Company will obtain a waiver of the financial covenant non-compliance or be successful in obtaining a two-year renewal of its credit facility. The Company undertakes no obligation to publicly revise these statements to reflect subsequent events or circumstances. Readers should also carefully review the risk factors described in documents the Company files from time to time with the Securities and Exchange Commission including the Company's Form 10-QSB for the quarter ended March 31, 2003.

(See attached tables.)

                                AeroCentury Corp.
                         Selected Financial Information
                                   (Unaudited)


                                              For the                For the               For the Six           For the Six
                                           Quarter Ended          Quarter Ended            Months Ended          Months Ended
                                           June 30, 2003          June 30, 2002           June 30, 2003         June 30, 2002
                                           -------------          -------------           -------------         -------------
Summary of Operations:
Revenues                                        $ 2,207,090            $ 2,257,170             $ 4,682,960           $ 4,482,260
Net (loss) / income                          $ ( 1,591,200)              $ 264,980          $ ( 1,416,090)             $ 564,590
Earnings per share                                $ ( 1.03)                 $ 0.17               $ ( 0.92)                $ 0.37
Weighted average common
     shares outstanding                           1,543,257              1,543,257               1,543,257             1,543,257


                                           June 30, 2003          June 30, 2002
                                           -------------          -------------
Summary Balance Sheet:
Total assets                                   $ 74,681,450            $ 65,681,630
Total liabilities                              $ 56,226,430            $ 46,255,420
Shareholders' equity                           $ 18,455,020            $ 19,426,210

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